EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Pony AI Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0005 per share	Rule 457(h)	8,763,669 (3)	$0.53	$4,644,744.57	$0.0001531	$711.11
Equity	Class A ordinary shares, par value $0.0005 per share	Rule 457(c) and (h)	32,994,869 (4)	$13.70	$452,029,705.30	$0.0001531	$69,205.75
Equity	Class A ordinary shares, par value $0.0005 per share	Rule 457(c) and (h)	14,446,470 (5)	$13.70	$197,916,639.00	$0.0001531	$30,301.04
Total Offering Amounts							$100,217.90
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$100,217.90

(1) The Class A ordinary shares of Pony AI Inc. (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), each representing one Class A ordinary share, par value $0.0005 per share. The registrant’s ADSs issuable upon deposit of the Class A ordinary shares have been registered under a separate registration statement on Form F-6 (333- 283216).

(2) Represents Class A ordinary shares which are issuable upon exercise of options and pursuant to other awards granted under the 2016 Share Plan (the “Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plan.

(3) Represents Class A ordinary shares which are issuable upon the exercise of outstanding options previously granted under the Plan as of the date of this registration statement and the corresponding proposed maximum offering price per share represents the weighted average of the exercise price of options which have been already granted and are outstanding under the Plan.

(4) Represents outstanding restricted share units previously granted under the Plan as of the date of this registration statement. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$13.70 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on February 7, 2025.

(5) Represents Class A ordinary shares to be issued pursuant to the Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$13.70 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on February 7, 2025.

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